As filed with the Securities and Exchange Commission
                              on September 9, 1997


                           Registration No. 333-29313
       -----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              ALFACELL CORPORATION
             (Exact name of registrant as specified in its charter)

     DELAWARE                                                       22-2369085
(State or other juris-                                        (I.R.S. Employer
diction of incorporation                                    Identification No.)
    or organization)

               225 Belleville Avenue, Bloomfield, New Jersey 07003
                                 (973) 748-8082
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                 GAIL E. FRASER
                           VICE PRESIDENT, FINANCE AND
                             CHIEF FINANCIAL OFFICER
                              ALFACELL CORPORATION
               225 Belleville Avenue, Bloomfield, New Jersey 07003
                                 (973) 748-8082

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             KEVIN T. COLLINS, ESQ.
                                 ROSS & HARDIES
                  65 East 55th Street, New York, New York 10022
                                 (212) 421-5555



         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities registration statement number of the earlier effective registration statement for the same offering [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION - DATED SEPTEMBER 9, 1997

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.






  ============================================================================
The accounting firm of Armus, Harrison & Co. ("Armus, Harrison") dissolved and ceased all operations in June, 1996. As a result of such dissolution, investors seeking to sue and recover damages from Armus, Harrison for material misstatements or omissions, if any, in the registration statement or prospectus, including the financial statements, may be unable to do so. Armus, Harrison has not consented to the use of its audit report and as a result, investors seeking to recover damages pursuant to Section 11 of the Securities Act against Armus, Harrison for false and misleading statements, if any, may be limited, and the lack of such consent may preclude directors or officers of the Company from asserting a due diligence defense in connection with a Section 11 action. See "Experts".
 ==============================================================================


                                   PROSPECTUS


                                4,232,577 Shares


                              Alfacell Corporation

                     Common Stock, par value $.001 per share


         The Registration Statement, of which this Prospectus forms a part, registers the offer and sale of up to 4,232,577 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Alfacell Corporation (the "Company" or "Alfacell") by certain holders of Common Stock, warrants to purchase Common Stock and options to purchase Common Stock (collectively, the "Selling Stockholders"). Of these 4,232,577 shares, 2,936,010 shares are outstanding and held by certain of the Selling Stockholders, 698,251 shares are issuable upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants") held by certain of the Selling Stockholders, 588,316 shares are issuable upon the exercise of outstanding options to purchase Common Stock (the "Options") held by certain of the Selling Stockholders (the "Option Holders") and 10,000 shares underlie a warrant to purchase Common Stock (the "Bank Warrant") issued to the Company's bank.

         The Company's Common Stock is traded in the over-the-counter market on Nasdaq Small Cap Market. On September 5, 1997 the high bid and low asked price of the Common Stock was $4 3/8 and $4, respectively, as reported by Nasdaq.

         The Company will bear all of the expenses in connection with the registration of the Common Stock offered hereby, which expenses are estimated to be $44,200. The Selling Stockholders will pay any brokerage compensation in connection with their sale of the Common Stock.



THESE ARE SPECULATIVE SECURITIES AND AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is September ___, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.

         The following trademarks appear in this Prospectus: ONCONASE(R) is a registered trademark of Alfacell Corporation; and Gemzar(R) is a registered trademark of Eli Lilly & Co.

         No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with this offering. Any information or representation not contained or incorporated by reference herein must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


                                                                            Page


Available Information................................................        i

Incorporation of Certain Documents by Reference......................        1

Prospectus Summary...................................................        2

Risk Factors.........................................................        4

Use of Proceeds......................................................       10

Selling Stockholders.................................................       10

Plan of Distribution.................................................       23

Legal Matters........................................................       24

Experts..............................................................       24

===============================================================================
The accounting firm of Armus, Harrison dissolved and ceased all operations in June, 1996. As a result of such dissolution, investors seeking to sue and recover damages from Armus, Harrison for material misstatements or omissions, if any, in the registration statement or prospectus, including the financial statements, may be unable to do so. Armus, Harrison has not consented to the use of its audit report and as a result, investors seeking to recover damages pursuant to Section 11 of the Securities Act against Armus, Harrison for false and misleading statements, if any, may be limited, and the lack of such consent may preclude directors or officers of the Company from asserting a due diligence defense in connection with a Section 11 action. See "Experts".
===============================================================================


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-KSB for the Fiscal Year Ended July 31, 1996, as amended by a Form 10-KSB/A1 filed with the Commission on September __, 1997 which contains certified financial statements for the Company's latest fiscal year for which a Form 10-KSB was required to have been filed, and incorporates by reference certain portions of the Company's definitive Proxy Statement for the Annual Meeting of Stockholders held November 21, 1996, (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 1996, including but not limited to, the Quarterly Reports on Form 10-QSB for the Quarters Ended October 31, 1996, January 31, 1997 and April 30, 1997 and the Form 8-K filed on August 13, 1997 and (iii) the description of the Company's Common Stock, $.001 par value, as contained in its registration statement on Form 8-A, filed with the Commission on April 26, 1983.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to Gail Fraser, Vice President, Finance and Chief Financial Officer, at the Company's principal executive offices at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (973) 748-8082.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere and incorporated by reference in this Prospectus.


                                   THE COMPANY

         Alfacell Corporation ("Alfacell" or the "Company") is a biopharmaceutical company organized in 1981 to engage in the discovery, investigation and development of a new class of anti-cancer drugs isolated from leopard frog eggs and early embryos. The Company's first product under development is ONCONASE(R) which targets solid tumors, most of which are known to be resistant to other chemotherapeutic drugs. To date, the most significant clinical results with ONCONASE have been observed in pancreatic, non-small cell lung, mesothelioma and metastatic breast cancer.


         The Selling Stockholders acquired substantially all of the outstanding shares of Common Stock offered hereby and the Warrants directly from the Company in private placement transactions which were completed on March 21, 1994 (the "March 1994 Private Placement"), September 13, 1994 (the "September 1994 Private Placement"), October 21, 1994 (the "October 1994 Private Placement"), September 29, 1995 (the "September 1995 Private Placement"), several private placement transactions during the period of October 1995 to April 1996 (the "1995/1996 Private Placements"), in a private placement transaction completed on June 11, 1996 (the "June 1996 Private Placement"), in connection with a raw material purchasing agreement dated October 5, 1995 (the "Supply Agreement") and in a private placement made on March 3, 1997 (the "March 1997 Private Placement") (the investors in the March 1994 Private Placement, September 1994 Private Placement, October 1994 Private Placement, September 1995 Private Placement, the 1995/1996 Private Placements, the June 1996 Private Placement, the Supply
Agreement and the March 1997 Private Placement are referred to herein collectively as the "Private Placement Investors"). See "Selling Stockholders." 134,834 of the outstanding shares of Common Stock offered hereby were acquired pursuant to the exercise of previously outstanding options (the "Exercised Options"). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. To the extent any Warrants, Options or the Bank Warrant are exercised, the Company will apply the proceeds thereof to its general corporate purposes. See "Use of Proceeds." The March 1994 Private Placement, the September 1994 Private Placement, the October 1994 Private Placement, the September 1995 Private Placement, the 1995/1996 Private Placements, the June 1996 Private Placement, the Supply Agreement and March 1997 Private Placement are sometimes collectively referred to herein as the "Private Placements". The Option Holders acquired the Options directly from the Company in private transactions during the period from October 1992 through January 1993. The bank acquired the Bank Warrant from the Company in October, 1995 in connection with the amendment to the term loan agreement (the "Term Loan") between the Company and the bank.


         Alfacell, a Delaware corporation, was incorporated in 1981. The Company's executive offices are located at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (973) 748-8082.


                                  The Offering


Securities Offered.......


          This Prospectus relates to an offering by the Selling  Stockholders of up to 4,232,577 shares of Common Stock of the Company. Of these shares (i) an aggregate of 2,936,010 shares of Common Stock (including 6,060 shares issued pursuant to the Supply Agreement) are currently outstanding and were issued to the Private Placement Investors either directly in the Private Placements, pursuant to the exercise of Warrants issued in the Private
               Placements, or pursuant to the Exercised Options (ii) an aggregate of 698,251 shares may be issued upon exercise of the Warrants which were issued to the Private Placement Investors in the Private Placements, (iii) an aggregate of 588,316 shares may be issued upon exercise of the Options which were issued to the Option Holders in certain other private transactions and (iv) 10,000 shares may be issued to the Company's bank upon exercise of the Bank Warrant issued in connection with the Term Loan amendment. See "Selling Stockholders."


Securities Outstanding..


          As of September 5, 1997, the Company had 14,847,493 shares of Common Stock outstanding. Assuming that all of the Warrants, the Options and the Bank Warrant are exercised and no other shares of Common Stock are issued subsequent to September 5, 1997, the Company would have 16,009,226 shares of Common Stock outstanding.


Use of Proceeds........


          The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. If all of the Warrants, the Options and the Bank Warrant are exercised, the Company will receive estimated net proceeds of $5,877,106. The
               Company intends to utilize any proceeds received from the exercise of the Warrants, the Options and the Bank Warrant for general corporate purposes, including the funding of research and development activities. There can be no assurance that any of the Warrants, the Options or the Bank Warrant will be exercised. See "Use of Proceeds."


Risk Factors.............

          See "Risk Factors" for a discussion of certain risk factors that should be considered by prospective investors in connection with an investment in the shares of Common Stock offered hereby.

                                  RISK FACTORS

         The shares of Common Stock offered hereby are speculative and involve a high degree of risk. They should not be purchased by anyone who cannot afford the loss of his or her entire investment. In analyzing this offering, prospective investors should consider the matters set forth below, among others, and carefully read this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussion of strategy or future plans. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters include cautionary statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.


         Development Stage Company, Significant Accumulated Deficit, and Uncertainty of Future Profitability. The Company is a development stage company which is subject to all of the risks and uncertainties of such a company, including uncertainties of product development, constraints on financial and personnel resources and dependence upon and need for third party financing. The Company's profitability will depend primarily upon its success in developing, obtaining regulatory approvals for, and effectively marketing ONCONASE. ONCONASE has not been approved by the United States Food and Drug Administration ("FDA"). Potential investors should be aware of the difficulties a development stage enterprise encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that such products will generate revenues sufficient to enable the Company to earn a profit. Since the Company's incorporation in 1981, a significant source of cash for the Company has been public and private placements of its securities. At July 31, 1996, and April 30, 1997, respectively, the Company had an accumulated deficit of approximately $40,400,000, and $43,400,000, respectively. The Company anticipates that it will continue to incur substantial losses in the future. The Company is pursuing licensing, marketing and development arrangements that may result in contract revenue to the Company prior to its receiving revenues from commercial sales of ONCONASE. To date, the Company has not received any such revenues. There can be no assurance that the Company will be able to successfully consummate any such arrangements.


         No Assurance Of Successful Product Development Or Commercialization; Uncertainties Related To Clinical Trials. The Company's research and development programs are at various stages of development, ranging from the preclinical stage to Phase III clinical trials. Substantial additional research and development will be necessary in order for the Company to develop and obtain regulatory approval for its product candidates, and there can be no assurance that the Company's research and development will lead to development of products that are shown to be safe and effective in clinical trials and that are commercially viable. In addition to further research and development, the Company's product candidates will require clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that the Company's products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, receive marketing approval from the FDA, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use.

         The Company may find, at any stage of its research and development, that products which appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale Phase III clinical trials and do not receive regulatory approvals. The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, or adverse events occurring during the clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of the Company's development programs will be successfully completed, or that the Company's products will receive FDA approval.


         Restrictions Under Secured Financing. As of August 31, 1997 approximately $1,373,090 is owed to the bank pursuant to the Term Loan, and is secured by a lien on substantially all of the Company's assets, including its patents. The Term Loan agreement contains restrictive covenants which could make it more difficult to operate the Company's business. In the event the Company defaults on the debt it owes to such bank, the bank may foreclose on the assets which secure its debt and utilize such assets to satisfy such debt. Upon a liquidation of the Company, the Company's assets would first be used to repay its secured creditors and then its unsecured creditors, before any distribution would be made to holders of the Company's equity securities. Given the current levels of the Company's assets and its liabilities, it is highly unlikely that the holders of the Company's Common Stock would receive any significant distribution in the event the Company is liquidated. Pursuant to a verbal agreement between the Company and the bank for which documentation is currently being prepared, the balance of Term Loan will be due and payable in December, 1997. At that time, the Company intends either to refinance the Term Loan or use its current cash resources or raise sufficient equity capital to pay off the unpaid balance. However, there can be no assurance that the Company will have sufficient cash resources available at that time, that it will be able to raise sufficient equity or that it will be able to successfully conclude such a financing.


         Need for, and Uncertainty of, Future Financing. The Company will be required to expend significant funds on the further development of ONCONASE and its continued operations will depend on its ability to raise additional funds through equity or debt financings, collaborative agreements, strategic alliances and revenues from the commercial sale of ONCONASE. To date, the Company has had several preliminary discussions regarding potential collaborative agreements and strategic alliances, however there can be no assurance that any such arrangements will be consummated. Indeed, there can be no assurance that any such additional funds will be available to the Company on acceptable terms, if at all. The Company believes that its cash on hand, including marketable securities, as of April 30, 1997 will be sufficient to meet its anticipated cash needs for approximately the next two years assuming that a significant portion of such cash reserves is not used to repay the Term Loan. The Company will be required to raise additional funds to meet its cash needs upon exhaustion of its current cash resources. The Company continues to be primarily financed by proceeds from private placements of its Common Stock and investments in its equity securities. If the Company is unable to secure sufficient future financing may be necessary for the Company to curtail or discontinue its research and development activities.

         Government Regulation; No Assurance of FDA Approval. The pharmaceutical industry in the United States is subject to stringent governmental regulation and the sale of ONCONASE for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic drug may take several years and involve substantial expenditures. ONCONASE has not been approved for sale in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for ONCONASE or any of its future products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company from marketing its products while under patent protection, or limit the commercial use of the products, and thereby may have a material adverse effect on the Company's liquidity and financial condition. Further, even if governmental approval is obtained, new drugs are subject to continual review and a later discovery of previously unknown problems may result in restrictions on the particular product, including withdrawal of such product from the market.

         Uncertain Ability to Protect Patents and Proprietary Technology. The Company believes it is important to develop new technology and improve its existing technology. When appropriate, the Company files patent applications to protect such inventions. The Company owns five U.S. Patents: (i) U.S. Patent No. 4,888,172 issued in 1989, which covers a pharmaceutical for treating tumors derived from fertilized eggs of a frog species; (ii) U.S. Patent No. 5,559,212 issued in 1996 which covers the amino acid composition and structure of ONCONASE; and (iii) U.S. Patents Nos. 5,529,775 and 5,540,925 issued in 1996 and U.S. Patent No.5,595,734 issued in 1997, which cover combinations of ONCONASE with certain other chemotherapeutics. The Company also owns U.S. Patent No. 4,882,421, which has now been disclaimed and is therefore legally unenforceable. This disclaimer permitted the Company to obtain U.S. Patents Nos. 5,529,775, 5,540,925 and 5,559,212. The Company owns two European patents. These European patents cover ONCONASE, process technology for making ONCONASE, and combinations of ONCONASE with certain other chemotherapeutics. The Company also owns other patent applications, which are pending in the United States, Europe, and Japan. Additionally, the Company owns an undivided interest in an application that is pending in the United States. This application relates to a Subject Invention (as that term is defined in cooperative research and development agreements to which the Company and the National Institutes of Health are parties). Patents covering biotechnological inventions have an uncertain scope, and the Company is subject to this uncertainty. The Company's patent applications may not issue as patents. Moreover, the Company's patents may not provide the Company with competitive advantages and may not withstand challenges by others. Likewise, patents owned by others may adversely affect the ability of the Company to do business. Furthermore, others may independently develop similar products, may duplicate the Company's products, and may design around patents owned by the Company. The Company's patent protection is limited to that afforded under the claims of its issued patents, unless and until other patent protection is available to the Company. Although the Company believes that its patents and patent applications are of substantial value to the Company, there can be no assurance that such patents will be of substantial commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. The Company expects that there will continue to be significant litigation in the industry regarding patents and other proprietary rights and, if the Company were to become involved in such litigation, there could be no assurance that the Company would have the resources necessary to litigate the contested issues effectively. Pursuant to the Term Loan agreement with the Company, the Company's bank has a security interest in the Company's patent portfolio. The bank has agreed, however, to subordinate its interest to licensees of the Company if certain conditions are met. The loss of the rights to the Company's patents through the enforcement of the bank's security interest could have a material adverse effect on the Company.

         Intense Competition and Technological Obsolescence. There are several companies, universities, research teams and scientists, both private and government-sponsored, which engage in developing products for the same indications as the Company. Many of these entities and associations have far greater financial resources, larger research staffs and more extensive physical facilities than the Company. Several competitors are more experienced and have substantially greater clinical, marketing and regulatory capabilities and managerial resources than the Company. Such competitors may succeed in their research and development of products for the same indications as the Company prior to the Company achieving any measure of success in its efforts.

         The number of persons skilled in the research and development of pharmaceutical products is limited and significant competition exists for such individuals. As a result of this competition and the Company's limited resources, the Company may find it difficult to attract skilled individuals to research, develop and investigate anti- cancer drugs in the future.

         The business in which the Company is engaged is highly competitive and involves rapid changes in the technologies of discovering, investigating and developing new drugs. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Competitors of the Company are numerous and are expected to increase as new technologies become available. The Company's success depends upon developing and maintaining a competitive position in the development of new drugs and technologies in its area of focus. There can be no assurance that, if attained, the Company will be able to maintain a competitive position in the pharmaceutical industry.

         Uncertain Availability Of Health Care Reimbursement; Health Care Reform. The Company's ability to commercialize its product candidates will depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing its products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's product candidates, the market acceptance of these products would be adversely affected.

         Health care reform proposals have been introduced in Congress and in various state legislatures. It is currently uncertain whether any health care reform legislation will be enacted at the federal level, or what actions governmental and private payors may take in response to the suggested reforms. The Company cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business. There can be no assurance that any implemented reforms will not have a material adverse effect on the Company. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if the Company is able to commercialize products in overseas markets, the Company's ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

         Potential Product Liability. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $6,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time, however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.


         Dependence Upon Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management personnel, particularly Kuslima Shogen, the Company's Chairman and Chief Executive Officer, would likely have a material adverse effect on the Company. The bank may call due all amounts payable under the Term Loan agreement with the Company in the event Ms. Shogen ceases for any reason, except death, to be a full time employee, officer or director of the Company. The Company carries key person life insurance on the life of Ms. Shogen with a face value of $1,000,000. The Company's bank has been assigned this policy as security for the approximately $1,373,090 outstanding under the Term Loan.

         Liquidity. The Company's Common Stock has been quoted on the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ") Small Cap Market since December 5, 1996 and is currently thinly traded. A limited trading market could result in an investor being unable to liquidate his or her investment.

         No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. Furthermore, under the Term Loan the Company is prohibited from paying any dividends without the bank's consent. The Company currently intends to retain all earnings, if any, to finance its operations.

         Preferred Stock; Anti-takeover Device. The Company is currently authorized to issue 1,000,000 shares of preferred stock, par value $.001 per share. The Company's Board of Directors is authorized, without any approval of the stockholders, to issue the preferred stock and determine the terms of such preferred stock. There are no shares of preferred stock outstanding. The authorized and unissued shares of preferred stock may be classified as an "anti-takeover" measure and may discourage attempted takeovers of the Company which are not approved by the Board of Directors. The authorized shares of preferred stock will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate, persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. Under Delaware law, the Board of Directors is permitted to use a depositary receipt mechanism which enables the Board to issue an unlimited number of fractional interests in each of the authorized and unissued shares of preferred stock without stockholder approval. Consequently, the Board of Directors, without further stockholder approval, could issue authorized shares of preferred stock or fractional interests therein with rights that could adversely affect the rights of the holders of the Company's Common Stock to a holder or holders which, when voted together with other securities held by members of the Board of Directors and the executive officers and their families, could prevent the majority stockholder vote required by the Company's certificate of incorporation or Delaware law to effect certain matters. Furthermore, the existence of such authorized shares of preferred stock might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company. Accordingly, the accomplishment of a tender offer may be more difficult. This may be beneficial to management in a hostile tender offer, but have an adverse impact on stockholders who may want to participate in such tender offer.


         Control By Present Management. The Company's officers and directors, as a group, beneficially owned 24.3% of the outstanding Common Stock of the Company as of September 5, 1997 and thus could in some instances exercise effective control over the Company. The Company's Chief Executive Officer has pledged substantially all the shares of the Company's Common Stock beneficially owned by her to secure repayment of the Term Loan. See "Risk Factors - Restrictions under Secured Financing."


         Volatility and Possible Reduction in Price of Common Stock. The market price of the Common Stock, like that of the securities of many other development stage biotechnology companies, has been and may continue to be, highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have effected the market price of many biotechnology companies. These broad market fluctuations, as well as general economic and political conditions, may adversely effect the market price of the Company's Common Stock.

         Dependence on Third Parties for Manufacturing. The Company does not currently have facilities capable of manufacturing its product in commercial quantities and, for the foreseeable future, the Company intends to rely on third parties to manufacture its product. If the Company were to establish a manufacturing facility, which it currently does not intend to do, the Company would require substantial additional funds and would be required to hire and retain significant additional personnel to comply with the extensive current Good Manufacturing Practices ("cGMP") regulations of the FDA applicable to such a facility. No assurance can be given that the Company would be able to make the transition successfully to commercial production, if it chose to do so.

         Dependence on Third Parties for Marketing; No Marketing Experience. Neither the Company nor any of its officers or employees has pharmaceutical marketing experience. The Company intends to enter into development and marketing agreements with third parties. The Company expects that under such arrangements it would act as a co-marketing partner or would grant exclusive marketing rights to its corporate partners in return for up-front fees, milestone payments and royalties on sales. Under these agreements, the Company's marketing partner may have the responsibility for a significant portion of development of the product and regulatory approval. In the event that the marketing partner fails to develop a marketable product or fails to market a product successfully, the Company's business may be adversely affected. If the Company were to market its products itself, significant additional expenditures and management resources would be required to develop an internal sales force and there can be no assurance that the Company would be successful in penetrating the markets for any products developed or that internal marketing capabilities would be developed at all.


         Shares Eligible for Future Sale. As of September 5, 1997, the Company had outstanding 14,847,793 shares of Common Stock and options and warrants to acquire an additional 4,592,631 shares of Common Stock. Of these outstanding shares, 10,390,943 shares are freely transferable without restriction or further registration under the Securities Act. The remaining 4,456,850 shares are "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Of these restricted shares, approximately 4,253,850 were eligible to be sold under Rule 144 as of September 5, 1997 and 2,936,010 (including 2,733,010 eligible to be sold under Rule 144) are covered by the Registration Statement of which this Prospectus forms a part. Such 2,936,010 shares of restricted Common Stock included in the Registration Statement filed with the Commission, will, if sold pursuant thereto, be freely tradeable without restriction under the Securities Act, except that any shares sold to an "affiliate," as that term is defined under the Securities Act, will be subject to the resale limitations of Rule 144. As of September 5, 1997, in addition to the Warrants to purchase 698,251 shares of Common Stock issued in the Private Placements, the Options to purchase 588,316 shares of Common Stock and the Bank Warrant to purchase 10,000 shares of Common Stock, all of which are covered by the Registration Statement of which this Prospectus forms a part, there were outstanding options issued to officers, directors and consultants of the Company (the "Employee Options") to purchase an aggregate of 3,420,898 shares of Common Stock, which are covered by an effective Registration Statement on Form S-8. The 4,592,631 shares of Common Stock underlying such Warrants, Options, Employee Options and the Bank Warrants will, if issued upon exercise of such Warrants, Options, Employee Options and Bank Warrants and sold pursuant to their respective registration statements, be freely tradeable without restriction under the Securities Act, except that any shares of Common Stock held by an "affiliate," as that term is defined under the Securities Act, will be subject to the resale limitations of Rule 144. The existence of such Warrants, Options, Employee Options and Bank Warrants may adversely affect the Company's ability to consummate future equity financings. The future sale of a substantial number of shares of Common Stock by existing holders of Common Stock and holders of warrants and options exercisable for Common Stock pursuant to Rule 144 under the Securities Act or through effective registration statements may have an adverse impact on the market price of the Common Stock.


         Utilization of Carryforwards. At July 31, 1996, the Company had federal net operating loss carryforwards of approximately $27,660,000 that expire in the years 1997 to 2011. The Company also had investment tax credit carryforwards of approximately $63,000 and research and experimentation tax credit carryforwards of approximately $416,000 that expire in the years 1998 to 2011. Ultimate utilization/availability of such net operating losses and credits may be significantly curtailed if a significant change in ownership occurs.

         Termination of Company's Auditors. The financial statements of the Company from inception to July 31, 1992 incorporated by reference into this Registration Statement, were audited by the independent accounting firm of Armus, Harrison & Co. ("AHC"). On December 1, 1993, certain shareholders of AHC terminated their association with AHC (the "AHC Termination"), and AHC ceased performing accounting and auditing services, except for limited accounting services to be performed on behalf of the Company. In June 1996, AHC dissolved and ceased all operations. The report of AHC with respect to the financial statements of the Company from inception to July 31, 1992 is incorporated by reference into this Registration Statement, although AHC has not consented to the incorporation of such report herein and will not be available to perform any subsequent review procedures with respect to such report. Accordingly, investors will be barred from asserting claims against AHC under Section 11 of the Securities Act on the basis of the incorporation of such report herein. In addition, in the event any persons seek to assert a claim against AHC for false or misleading financial statements and disclosures in documents previously filed by the Company, such claims will be adversely affected and possibly barred. Furthermore, as a result of the lack of a consent from AHC to the incorporation of its audit report in this Prospectus, the officers and directors of the Company will be unable to rely on the authority of AHC as experts in auditing and accounting in the event any claim is brought against any such persons under
Section 11 of the Securities Act based on alleged false and misleading financial statements and disclosures attributable to AHC. The discussion regarding certain effects of the AHC Termination is not meant and should not be construed in any way as legal advice to any party and any potential purchaser should consult with his, her or its own counsel with respect to the effect of the AHC Termination on a potential investment in the Common Stock of the Company or otherwise.


                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the shares of Common Stock offered herein by the Selling Stockholders. If all of the Warrants, the Options and the Bank Warrant are exercised, the Company will receive estimated net proceeds of approximately $5,877,106. The Company intends to utilize any proceeds received from the exercise of the Warrants, the Options and the Bank Warrant primarily to fund research and development activities and for general corporate purposes. There can be no assurance that any of the Warrants, the Options or the Bank Warrant will be exercised.



                              SELLING STOCKHOLDERS


         During the period from July 1991 through September 1996, 134,834 options to purchase Common Stock were exercised. This Prospectus relates to the offer and sale of an aggregate of 134,834 shares issued pursuant to such Exercised Options. In March 1994 Options to purchase an aggregate of 453,482 shares of Common Stock were issued to the Company's Chief Executive Officer and an unaffiliated lender in the conversion of an aggregate of $875,221 of Company debt. The Options expire on various dates from the date hereof through March 30, 2004. The exercise price of the Options is $3.20 per share. As of the date hereof, all of the Options remain outstanding. This Prospectus relates to the offer and sale by the Option Holders of 453,482 shares of Common Stock.

         On March 21, 1994 the Company completed the March 1994 Private Placement resulting in the issuance of 40 units consisting of an aggregate of 800,000 shares of restricted Common Stock and three-year Warrants to purchase an aggregate of 800,000 shares of Common Stock at an exercise price of $5.00 per share. The units were sold for $50,000 per unit. The per share price of the Common Stock was $2.50. The Company received net proceeds of approximately $1,865,791 (including the purchase of 4.1 units from the conversion of $182,000 of outstanding Company debt plus $23,000 of outstanding payables by an unaffiliated creditor and after the payment of certain offering expenses) which has been used primarily for general corporate purposes, including the funding of research and development activities, which include collaborations with the NIH and the National Cancer Institute ("NCI") and Phase II/III clinical trials. This Prospectus relates to the offer and sale of 546,000 shares of Common

Stock which were purchased in the March 1994 Private Placement and are held by investors in the March 1994 Private Placement as of the date hereof.


         On September 13, 1994, the Company completed the September 1994 Private Placement resulting in the issuance of an aggregate of 288,506 shares of restricted Common Stock and 288,506 three-year Warrants to purchase an aggregate of 288,506 shares of Common Stock at an exercise price of $5.50 per share. The shares of Common Stock and Warrants to purchase Common Stock were sold in units consisting of 20,000 shares of Common Stock and 20,000 Warrants. An aggregate of
14.4 units were sold at $50,000 per unit. The per share price of the Common Stock was $2.50. The Company received net proceeds of approximately $545,000 (after giving effect to the purchase of 2.4 units by the conversion of $44,000 of outstanding Company debt plus $77,265 of outstanding payables by certain unaffiliated creditors and the payment of certain offering expenses). The Company utilized these net proceeds primarily for general corporate purposes, including the funding of research and development activities, which include collaborations with the NIH and the NCI and Phase II/III clinical trials. This Prospectus relates to the offer and sale of 170,000 shares of Common Stock and 288,506 shares of Common Stock underlying Warrants which were purchased in the September 1994 Private Placement and are held by investors in the September 1994 Private Placement as of the date hereof.



         On October 21, 1994, the Company completed the October 1994 Private Placement resulting in the issuance of 40,000 shares of restricted Common Stock at a per share price of $2.50 and three-year Warrants to purchase 40,000 shares of Common Stock at an exercise price of $5.50 per share to a single private investor. On September 29, 1995, the Company completed the September 1995 Private Placement resulting in the issuance of an aggregate of 1,925,616 shares of restricted Common Stock and three-year warrants to purchase 55,945 shares of Common Stock at an exercise price of $4.00 per share. The Common Stock was sold alone at per share prices ranging from $2.00 to $3.70, and in combination with Warrants at per share prices ranging from $4.96 to $10.92, which related to the number of Warrants contained in the unit. After taking into account expenses of the offerings, the Company received net proceeds of approximately $4.2 million from the October 1994 and September 1995 Private Placements. The Company utilized these net proceeds primarily for general corporate purposes, including the funding of research and development activities, which include collaborations with the NIH and the NCI and Phase II/III clinical trials. This Prospectus relates to the offer and sale of 823,934 shares of Common Stock and 95,945 shares of Common Stock underlying Warrants which were purchased in the aggregate in the October 1994 Private Placement and the September 1995 Private Placement and are held by investors in the October 1994 Private Placement and investors in the September 1995 Private Placement as of the date hereof.


         On October 5, 1995, the Company entered into the Supply Agreement with one of its raw material suppliers for the purchase of leopard frog eggs and embryos. Pursuant to the Supply Agreement the Company issued 3,030 shares of Common Stock to each of Gerald and Doris L. Graska (the "Graskas"). This Prospectus relates to the offer and sale by the Graskas of 6,060 shares of Common Stock.

         On November 29, 1995, the Company amended and restated the Term Loan effective as of October 1, 1995. The amendment to the Term Loan provides for, among other things, the issuance to the bank of the Bank Warrant to purchase 10,000 shares of Common Stock through August 31, 1997 at a per share exercise price of $4.19. Pursuant to an oral agreement between the bank and the Company for which documentation is currently being prepared, this warrant will be extended until December, 1997. This Prospectus relates to the offer and sale of 10,000 shares of Common Stock underlying the Bank Warrant.


         On April 4, 1996, the Company completed the 1995/1996 Private Placements for an aggregate of 207,316 shares of restricted Common Stock at per share prices ranging from $3.60 to $4.24. On June 11, 1996, the Company completed the June 1996 Private Placement for an aggregate of 1,515,330 shares of restricted Common Stock and three-year Warrants to purchase 313,800 shares of Common Stock at an exercise price of $7.50 per share. The Common Stock was sold alone at a per share price of $3.70 and in combination with Warrants at a per unit price of $12.52. Each unit consisted of three shares of Common Stock and one Warrant. The Warrants were also sold alone at a per Warrant price of $1.42. These Warrants are exercisable for terms ending between August 30, 1999 and September 10, 1999, respectively. After taking into account expenses of the offerings, the Company received aggregate net proceeds of approximately $6.5 million from the 1995/1996 Private Placements and the June 1996 Private Placement. The Company intends to utilize these net proceeds primarily for general corporate purposes, including the funding of research and development of its product ONCONASE. This Prospectus relates to the offer and sale of 1,128,760 shares of Common Stock and 313,800 shares of Common Stock underlying Warrants which were purchased in the aggregate in the 1995/1996 Private Placements and the June 1996 Private Placement and are held by investors in the 1995/1996 Private Placements and the June 1996 Private Placement.


         On March 3, 1997, the Company completed the March 1997 Private Placement with a private investor of an aggregate of 112,000 shares of restricted Common Stock at a per share price of $4.50 resulting in net proceeds of $504,000. The Company intends to utilize these net proceeds primarily for general corporate purposes, including the funding of research and development of its product ONCONASE. This Prospectus relates to the offer and sale by the investor in the March 1997 Private Placement of 112,000 shares of Common Stock.

         The Company's sale of Common Stock and Warrants to accredited investors (as that term is defined in Rule 501 under the Securities Act) and several non-accredited investors in each of the March 1994 Private Placement, the September 1994 Private Placement, the October 1994 Private Placement, the September 1995 Private Placement, the 1995/1996 Private Placements, the June 1996 Private Placement, the Supply Agreement and the March 1997 Private Placement was effected in reliance upon Section 4(2) of the Securities Act and Rule 506 thereunder, except that 115,000 shares were sold pursuant to Regulation S under the Securities Act. Pursuant to stock purchase agreements entered into by the Company with each of the Private Placement Investors (the "Purchase Agreements") and the Term Loan amendment entered into with the bank, the Company agreed to indemnify each of the Private Placement Investors and the bank (all of whom are Selling Stockholders) against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Private Placement Investors or the bank expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its certificate of incorporation and by-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         The  Private  Placement  Investors  and the  bank  (except  the  Supply
Agreement investors) have the right, at the Company's expense, to have the shares of Common Stock offered hereby registered for the offer and sale to the public under the Securities Act. The Private Placement Investors in the March 1994 Private Placement have the right to have the offer and sale of their shares of Common Stock registered through August 3, 1997, the Private Placement Investors in the September 1994 Private Placement have the right to have the offer and sale of their shares of Common Stock registered through September 14, 1997 and the Private Placement Investors in the October 1994 and September 1995 Private Placements have the right to have the offer and sale of their shares of Common Stock registered through December 11, 1998. The Private Placement Investors in the June 1996 Private Placement have the right, at the Company's expense, to have the shares of Common Stock offered hereby registered for the offer and sale to the public under the Securities Act until September 13, 1999. The Company has determined to include the shares of Common Stock issued and issuable to the Private Placement Investors in the 1995/1996 Private Placements, the shares acquired pursuant to the Exercised Options and the Graska's shares of Common Stock in this Registration Statement, although it has no obligation to do so. In addition, the Option Holders have the right to have the shares of Common Stock issuable upon the exercise of the Options registered on a registration statement at their request. The Company has determined to register such shares herein. The investors in the March 1997 Private Placement have the right to have their shares registered no later than July 31, 1997 and to maintain the effectiveness of such registration statement for three years after initial effectiveness.

Stock Ownership


         The table below sets forth the number of shares of Common Stock (i) owned beneficially by each of the Selling Stockholders; (ii) being offered by each Selling Stockholder pursuant to this Prospectus; (iii) to be owned beneficially by each Selling Stockholder after completion of the offering, assuming that all of the Warrants, the Options and the Bank Warrant held by the Selling Stockholders are exercised and all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold and (iv) the percentage to be owned by each Selling Stockholder after completion of the offering, assuming that all of the Warrants, Options and the Bank Warrant held by the Selling Stockholders are exercised and all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold. For purposes of this table each Selling Stockholder is deemed to own beneficially (i) the shares of Common Stock underlying the Warrants, the Options and the Bank Warrant, (ii) the issued and outstanding shares of Common Stock owned by the Selling Stockholder as of September 5, 1997 and (iii) the shares of Common Stock underlying any other options or warrants owned by the Selling Stockholder which are exercisable as of September 5, 1997 or which will become exercisable within 60 days after September 5, 1997. Except as otherwise noted, none of such persons or entities has had any material relationship with the Company during the past three years.


         In  connection  with the  registration  of the  shares of Common  Stock
offered   hereby,   the  Company  will  supply   prospectuses   to  the  Selling
Stockholders.

                           SELLING SHAREHOLDERS TABLE




                                                                                                    Number of
                                                                                  Number of          Shares          Number of
                                                Number of       Number of      Shares Offered        Offered           Shares
                                                 Shares           Shares        and Acquired       Underlying       Offered and
                                               Offered and     Offered and       in October       Options, The      acquired in
                                Number of      Acquired in     Acquired in        1994 and        Bank Warrant          the
                                 Shares        March 1994       September         September        and Issued        1995/1996
Selling                       Beneficially       Private       1994 Private     1995 Private      upon Exercise       Private
Stockholders(1)                   Owned         Placement       Placement         Placement        of Options        Placements
- ---------------                   -----         ---------       ---------         ---------        ----------        ----------

Ansam Investment                  125,000               0                0           125,000                 0                0
Establishment Vaduz

Arinia Establishment Vaduz        125,000               0                0           125,000                 0                0

Banque Diamantaire                 43,478               0                0            43,478                 0                0
Anversoise (Suisse) SA

Barlow, Albert T. (3)             164,718          24,000           20,000            63,636                 0                0

Barlow, Marie (4)                 144,718               0                0                 0                 0           26,316

Barlow, Steven C. & Dianne         10,500               0                0             3,500                 0                0
F. Barlow JT TEN

Bloom, Walter Dr. (5)              24,000               0                0                 0                 0                0

Borghese, Francesco                 1,500               0                0                 0                 0                0

Budhrani, Devidas Naraindas        38,910               0                0            38,910                 0                0

Camp, Herbert L.                   80,000               0                0                 0                 0                0

Chaikin, Marc                       8,000               0                0                 0                 0                0

Champagne, Corinne M.              18,540               0                0                 0             6,500                0

Cooper, Arthur G.                  20,000          20,000                0                 0                 0                0

Costanzi, John B.  (6)             40,200               0                0                 0            20,000                0

C.S.W.  Investment                 18,000               0                0                 0                 0                0
Corporation  (5)

DeSantis, Carmen                   17,000               0                0                 0             4,000                0


                                     - 14 -



DeSantis, Mary F.                   6,000               0                0                 0             6,000                0

Digital Creations,                112,000               0                0                 0                 0                0
Incorporated

Dung, Lili B.L.                    50,000               0           40,000                 0                 0            5,000

EC Investment Limited              80,000          40,000                0                 0                 0                0

Einhorn D.D.S. Ltd., Gerald        15,000               0                0            15,000                 0                0

Factor, Mallory                    20,000               0                0                 0                 0                0

Falk, Martin                       13,800               0                0                 0                 0                0

Farnum, Scott                         400               0                0                 0                 0                0

First Fidelity Bank, N.A.          10,000               0                0                 0            10,000                0

Foundation Danonia                256,000               0                0                 0                 0                0

Foundation Zemara                  64,000               0                0                 0                 0                0

Fraser, Margaret                   20,000               0           20,000                 0                 0                0

Frohling, John (7)                 25,600               0           17,600                 0                 0                0

Fry Jr., Kenneth L.                13,040               0                0             5,040                 0                0

Goldsmith, Joel                     2,000               0                0                 0                 0                0

Gordon, Michael A.                 10,000          10,000                0                 0                 0                0

Granite Securities(16)             15,000               0                0                 0                 0                0

Graska, Doris L. (8)               24,030               0                0                 0                 0                0

Graska, Gerald (8)                 24,030               0                0                 0                 0                0


                                     - 15 -


Grymes III, Arthur J.              20,000          20,000                0                 0                 0                0

Halsey Jr., Charles W.              8,000           8,000                0                 0                 0                0

Hare & Co.                        200,000               0                0                 0                 0                0

Harrington, Lynn P.                 1,500               0                0                 0                 0                0

Henry, Heather J. (9)               5,400               0                0                 0                 0                0

Henry, Kimberly A. (9)              5,400               0                0                 0                 0                0

Henry, Robert R. (10)             237,550          40,000           40,000           100,000                 0                0

Heritage Finance & Trust          230,000         120,000           80,000                 0                 0           30,000
Co.

Heritage U.S.A. Value Fund         40,000          40,000                0                 0                 0                0

Kemper Clearing Corp.             200,000               0                0           200,000                 0                0
Cust. FBO Henry C.
Herrington Jr. IRA

Hofferbert, J. Harv                15,000               0                0            15,000                 0                0

Holsapple, Jane R.                 10,000          10,000                0                 0                 0                0

Horowitz, Edward D.                30,000          30,000                0                 0                 0                0

Jacob, David                       49,000               0           40,000                 0                 0            5,000

Jacobson, Richard M.               11,120               0                0            11,120                 0                0

JAM Trust                          47,100          20,000                0                 0                 0                0

Jay, Mark H. (11)                  26,906               0           10,906                 0                 0                0


                                     - 16 -


Katz, Robert                       19,000               0                0                 0                 0                0

Kaufman Jr., C.L.                  15,120               0                0            15,120                 0                0

Kaufman, David L.                   6,000               0                0             6,000                 0                0

Kimberly Computer                  10,000               0                0                 0                 0                0
Group Inc.

Knakal, Jeffrey R.                  8,000               0                0                 0                 0                0

Konrad, Adolf & Adair              20,000          20,000                0                 0                 0                0
Konrad JT TEN

Kunzli, Werner O.                  36,400               0           10,000                 0                 0                0

Lampl, Stephen C. & Anne           55,000               0           20,000             5,000                 0                0
B. Shumadine TTEE

First Trust Corp. C/F Robert       17,000               0                0            15,000                 0                0
Le Buhn Keogh

Long, Patricia H.                   1,000               0                0                 0                 0                0

Lowe, Colleen A. (12)              20,040               0                0                 0             6,500                0

Lowe, Michael (13)                215,000               0                0                 0            20,000                0

Lowe, Terry D.                     10,000               0                0                 0            10,000                0

Lynch Jr., James H.                20,000          20,000                0                 0                 0                0

Madsen, MADS Peter                  8,000               0                0                 0                 0                0

Manna, Timothy J.                  73,000          20,000           20,000                 0                 0           13,000

Maraist, Michael P.                73,393               0                0                 0                 0                0


                                     - 17 -


Marden, Bernard A.                320,000               0                0                 0                 0                0

McCarthy, Linda T. (14)            40,000               0           40,000                 0                 0                0

McCash, David J.                   21,040               0                0                 0             6,500                0

McCash, Donna M.                    7,500               0                0                 0             5,500                0

McCash, James O.                  361,185               0                0                 0            22,834                0

McCash, Michael J.                 21,540               0                0                 0             6,500                0

McMahan, Gary D.                   17,000               0                0            10,000                 0                0

Merrion Investors LLC              50,000               0                0                 0                 0                0

Mesches, Kenneth S. (15)           82,365               0           40,000                 0                 0                0

Milgram, Annmarie                   1,000               0                0             1,000                 0                0

Miller, Donald W.                  15,000               0                0                 0                 0                0

Miller, Janet                      10,000               0                0                 0                 0                0

Miller, Kara A.                    15,000               0                0                 0                 0                0

Miller, Kristin L.                 15,000               0                0                 0                 0                0

Mittelman, Abraham (16)            95,000               0                0                 0            10,000                0

Morton III, Thruston B. &          37,000               0                0                 0                 0           13,000
Patricia R. Morton TEN
COM

Osso, Rizziero                     10,000               0                0                 0                 0                0

Parallax Partners                  25,000               0                0                 0                 0                0


                                     - 18 -


Pictet & CIE                       40,000               0                0                 0                 0           40,000

Pisani, B. Michael (17)           236,000               0           20,000            80,000                 0                0

Pisani, Michael B.                    500               0                0                 0                 0                0

Pisani, John P.                    10,000               0                0                 0                 0                0

Rankin, Carlton                    35,500               0                0                 0                 0           25,000

Roberts, W. Daniel &               52,500               0                0                 0                 0                0
Maureen M.Roberts JT
WROS

Rosenwald, Barbara K.               5,000               0                0             5,000                 0                0

Saltus, Susan E.                   20,000          20,000                0                 0                 0                0

Samet, Roger H.                   135,000          10,000           40,000                 0                 0                0

Sands, Marvin                      24,000               0                0                 0                 0                0

Schierloh, John (18)              133,804          20,000                0                 0            73,804                0

Shogen, Kuslima (19)            2,664,901               0                0                 0           379,678                0

Siegel, Allen (20)                198,562               0                0                 0             4,000                0

Siegel, Josana                     10,000          10,000                0                 0                 0                0

Siracusa, Richard IRA               4,200               0                0             2,200                 0                0

Skidmore, C. Eric C/F               1,250               0                0             1,250                 0                0
Amelia C. Skidmore UGMA
TX


                                     - 19 -


Skidmore, C. Eric C/F Julia           500               0                0               500                 0                0
Skidmore UGMA TX

Skidmore, Dr. Eric                  4,550               0                0             2,050                 0                0

Skidmore, John E.                   1,200               0                0             1,200                 0                0

Spengler, Thomas M. and            10,075               0                0             9,075                 0                0
Michele P. Spengler JT
WROS

Starita, Fred A.                    4,000           4,000                0                 0                 0                0

Sylvester, Carmine                 11,000               0                0             1,000                 0                0

Thall, Richard S. & Alice          21,000               0                0                 0                 0                0
Thall TEN COM

Thompson, Mary M. (21)             24,640               0                0                 0             6,500                0

Tierney, James G. & Shirley        31,400               0                0                 0                 0                0
A. Tierney TTEES

Trethewey, Robert R.               34,762               0                0             2,300                 0                0

Walker, David R.                    6,000               0                0             6,000                 0                0

Walter, Peter                      20,000          20,000                0                 0                 0                0

Windsor Partners L.P.              20,000               0                0                 0                 0                0

Wingfield, Charles L.              11,500               0                0            11,500                 0                0

Woodmere Court Investment          20,000          20,000                0                 0                 0                0



                                                                                            Percentage of
                                                                            Number of        Outstanding
                                      Number of          Number of        Shares to be      Shares to be
                                   Shares Offered     Shares Offered          Owned             owned
                                   and acquired in    and Acquired in     Beneficially      Beneficially
                                    the June 1996       March 1997            After             After
                                       Private            Private         Completion of      Completion
Selling                               Placement          Placement          Offering        of Offering(2)
Stockholders(1)                       ---------          ---------          --------        --------------
- ---------------
Ansam Investment                              0                   0                 0             *
Establishment Vaduz

Arinia Establishment Vaduz                    0                   0                 0             *

Banque Diamantaire                            0                   0                 0             *
Anversoise (Suisse) SA

Barlow, Albert T. (3)                         0                   0            57,082             *

Barlow, Marie (4)                             0                   0           118,402             *

Barlow, Steven C. & Dianne                    0                   0             7,000             *
F. Barlow JT TEN

Bloom, Walter Dr. (5)                     6,000                   0            18,000             *

Borghese, Francesco                       1,500                   0                 0             *

Budhrani, Devidas Naraindas                   0                   0                 0             *

Camp, Herbert L.                         80,000                   0                 0             *

Chaikin, Marc                             8,000                   0                 0             *

Champagne, Corinne M.                         0                   0            12,040             *

Cooper, Arthur G.                             0                   0                 0             *

Costanzi, John B.  (6)                        0                   0            20,200             *

C.S.W.  Investment                       18,000                   0                 0             *
Corporation  (5)

DeSantis, Carmen                              0                   0            13,000             *


                                     - 14 -



DeSantis, Mary F.                             0                   0                 0             *

Digital Creations,                            0             112,000                 0             *
Incorporated

Dung, Lili B.L.                               0                   0             5,000             *

EC Investment Limited                         0                   0            40,000             *

Einhorn D.D.S. Ltd., Gerald                   0                   0                 0             *

Factor, Mallory                          20,000                   0                 0             *

Falk, Martin                             13,800                   0                 0             *

Farnum, Scott                               400                   0                 0             *

First Fidelity Bank, N.A.                     0                   0                 0             *

Foundation Danonia                      256,000                   0                 0             *

Foundation Zemara                        64,000                   0                 0             *

Fraser, Margaret                              0                   0                 0             *

Frohling, John (7)                            0                   0             8,000             *

Fry Jr., Kenneth L.                           0                   0             8,000             *

Goldsmith, Joel                           2,000                   0                 0             *

Gordon, Michael A.                            0                   0                 0             *

Granite Securities(16)                   15,000                   0                 0             *

Graska, Doris L. (8)                      3,030                   0            21,000             *

Graska, Gerald (8)                        3,030                   0            21,000             *


                                     - 15 -



Grymes III, Arthur J.                         0                   0                 0             *

Halsey Jr., Charles W.                        0                   0                 0             *

Hare & Co.                              200,000                   0                 0             *

Harrington, Lynn P.                       1,500                   0                 0             *

Henry, Heather J. (9)                     5,400                   0                 0             *

Henry, Kimberly A. (9)                    5,400                   0                 0             *

Henry, Robert R. (10)                    16,300                   0            41,250             *

Heritage Finance & Trust                      0                   0                 0             *
Co.

Heritage U.S.A. Value Fund                    0                   0                 0             *

Kemper Clearing Corp.                         0                   0                 0             *
Cust. FBO Henry C.
Herrington Jr. IRA

Hofferbert, J. Harv                           0                   0                 0             *

Holsapple, Jane R.                            0                   0                 0             *

Horowitz, Edward D.                           0                   0                 0             *

Jacob, David                                  0                   0             4,000             *

Jacobson, Richard M.                          0                   0                 0             *

JAM Trust                                27,100                   0                 0             *

Jay, Mark H. (11)                             0                   0            16,000             *


                                     - 16 -



Katz, Robert                             16,000                   0             3,000             *

Kaufman Jr., C.L.                             0                   0                 0             *

Kaufman, David L.                             0                   0                 0             *

Kimberly Computer                        10,000                   0                 0             *
Group Inc.

Knakal, Jeffrey R.                        8,000                   0                 0             *

Konrad, Adolf & Adair                         0                   0                 0             *
Konrad JT TEN

Kunzli, Werner O.                             0                   0            26,400             *

Lampl, Stephen C. & Anne                      0                   0            30,000             *
B. Shumadine TTEE

First Trust Corp. C/F Robert                  0                   0             2,000             *
Le Buhn Keogh

Long, Patricia H.                         1,000                   0                 0             *

Lowe, Colleen A. (12)                         0                   0            13,540             *

Lowe, Michael (13)                            0                   0           195,000           1.3%

Lowe, Terry D.                                0                   0                 0             *

Lynch Jr., James H.                           0                   0                 0             *

Madsen, MADS Peter                        8,000                   0                 0             *

Manna, Timothy J.                             0                   0            20,000             *

Maraist, Michael P.                      32,000                   0            41,393             *


                                     - 17 -




Marden, Bernard A.                      320,000                   0                 0             *

McCarthy, Linda T. (14)                       0                   0                 0             *

McCash, David J.                              0                   0            14,540             *

McCash, Donna M.                              0                   0             2,000             *

McCash, James O.                              0                   0           338,351           2.3%

McCash, Michael J.                            0                   0            15,040             *

McMahan, Gary D.                              0                   0             7,000             *

Merrion Investors LLC                    50,000                   0                 0             *

Mesches, Kenneth S. (15)                      0                   0            42,365             *

Milgram, Annmarie                             0                   0                 0             *

Miller, Donald W.                        15,000                   0                 0             *

Miller, Janet                            10,000                   0                 0             *

Miller, Kara A.                          15,000                   0                 0             *

Miller, Kristin L.                       15,000                   0                 0             *

Mittelman, Abraham (16)                       0                   0            85,000             *

Morton III, Thruston B. &                     0                   0            24,000             *
Patricia R. Morton TEN
COM

Osso, Rizziero                            8,000                   0             2,000             *

Parallax Partners                        25,000                   0                 0             *


                                     - 18 -


Pictet & CIE                                  0                   0                 0             *

Pisani, B. Michael (17)                  22,000                   0           114,000             *

Pisani, Michael B.                          500                   0                 0             *

Pisani, John P.                          10,000                   0                 0             *

Rankin, Carlton                               0                   0            10,500             *

Roberts, W. Daniel &                     41,500                   0            11,000             *
Maureen M.Roberts JT
WROS

Rosenwald, Barbara K.                         0                   0                 0             *

Saltus, Susan E.                              0                   0                 0             *

Samet, Roger H.                               0                   0            85,000             *

Sands, Marvin                            24,000                   0                 0             *

Schierloh, John (18)                          0                   0            40,000             *

Shogen, Kuslima (19)                          0                   0         2,285,223           14.1%

Siegel, Allen (20)                            0                   0           194,562           1.3%

Siegel, Josana                                0                   0                 0             *

Siracusa, Richard IRA                         0                   0             2,000             *

Skidmore, C. Eric C/F                         0                   0                 0             *
Amelia C. Skidmore UGMA
TX


                                     - 19 -


Skidmore, C. Eric C/F Julia                   0                   0                 0             *
Skidmore UGMA TX

Skidmore, Dr. Eric                            0                   0             2,500             *

Skidmore, John E.                             0                   0                 0             *

Spengler, Thomas M. and                       0                   0             1,000             *
Michele P. Spengler JT
WROS

Starita, Fred A.                              0                   0                 0             *

Sylvester, Carmine                            0                   0            10,000             *

Thall, Richard S. & Alice                16,000                   0             5,000             *
Thall TEN COM

Thompson, Mary M. (21)                        0                   0            18,140             *

Tierney, James G. & Shirley              27,100                   0             4,300             *
A. Tierney TTEES

Trethewey, Robert R.                          0                   0            32,462             *

Walker, David R.                              0                   0                 0             *

Walter, Peter                                 0                   0                 0             *

Windsor Partners L.P.                    20,000                   0                 0             *

Wingfield, Charles L.                         0                   0                 0             *

Woodmere Court Investment                     0                   0                 0             *
========================================================================



Footnotes appear on following page.

  (*)    Less than one percent.

(1)  The last name of each individual Seller Stockholder is listed first.

(2) Based upon shares of Common Stock outstanding as of September 5, 1997 after giving effect to shares of Common Stock underlying options or warrants which are deemed to be owned beneficially by the Selling Stockholders.

(3)  Includes 29,641 shares of Common Stock owned by Mr. Barlow's wife.

(4)  Includes 115,077 shares owned by Ms. Barlow's husband.

(5) Dr. Bloom's beneficial ownership includes 18,000 shares owned by C.S.W. Investment Corporation, which is a corporation controlled by Dr. Bloom.

(6) Dr. Costanzi is a member of the Company's Scientific Advisory Board and received his Options for services rendered.

(7) John Frohling previously served as legal counsel to the Company and received his shares of Common Stock in the September 1994 Private Placement in consideration for his conversion of $44,000 of debt owed by the Company to him.

(8) Doris L. and Gerald Graska are parties to the Company's Supply Agreement. Doris L. and Gerald Graska's beneficial ownership includes 21,000 shares owned by R.P. Biologicals, which is a corporation controlled by them.

(9) Mr. Robert Henry is a director of the Company and is a member of both the compensation committee and audit committee. Heather Henry and Kimberly Henry are Mr. Henry's daughters.

(10) Robert Henry is a director of the Company and is a member of both the Compensation Committee and Audit Committee.


(11) Mark H. Jay currently serves as the Company's patent attorney. Mr. Jay received his shares of Common Stock and matching Warrants in the March 1994 and September 1994 Private Placements. The March 1994 Warrants expired unexercised.

(12) Includes 2,500 shares registered in the name of Colleen A. Dille and offered hereby.

(13) Michael Lowe was the Company's President and a member of the Board of Directors from August 1, 1996 through July 31, 1997 and prior to that was a consultant to the Company and a member of the Company's Scientific Advisory Board. He received his Options for services rendered.

(14) Linda McCarthy has in the past served as the Company's legal counsel. Ms. McCarthy received her shares of Common Stock in the September 1994 Private Placement in consideration for the conversion of $50,000 of accounts payable to her.

(15) Includes 49,215 held by Kenneth S. Mesches TTEE Kenneth S. Mesches Money Purchase Plan.

(16) Abraham Mittelman is a member of the Company's Scientific Advisory Board. He received his Options for services rendered.

(17) Michael Pisani was a consultant to the Company and his beneficial ownership includes shares underlying options he received for services rendered. Mr. Pisani's beneficial ownership includes 15,000 shares owned by Granite Securities Corporation, which is a corporation controlled by Mr. Pisani.

(18) John Schierloh was a consultant to the Company and received 72,800 shares of Common Stock and matching Warrants in the March 1994 Private Placement in consideration for conversion of $182,000 of debt owed by the Company to him and 73,804 Options in consideration for conversion of $142,441 of Company debt.

(19) Kuslima Shogen is the Chief Executive Officer and a director of the Company. Ms. Shogen is also a principal stockholder of the Company. As of the date hereof, Ms. Shogen's Option to purchase 379,678 shares is exercisable as to 227,808 shares.

(20) Allen Siegel is a director of the Company and a member of the Compensation Committee and received his Options for services rendered. Mr. Siegel disclaims beneficial ownership as to the shares owned by Ina Siegel, his wife.

(21) Includes 2,500 shares registered in the name of Mary M. Richards offered hereby.

                              PLAN OF DISTRIBUTION

         Shares of Common Stock currently outstanding and shares of Common Stock issuable upon exercise of the Warrants, the Options and the Bank Warrant may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. Certain of the Selling Stockholders may also sell certain of their shares of Common Stock pursuant to Rule 144 under the Securities Act. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares of Common Stock covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

         Upon being notified by a Selling Stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of shares through a block trade, purchase by a broker or dealer, or similar transaction, the Company will file a supplemented Prospectus pursuant to Rule 424(c) under the Securities Act disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (f) any other facts material to the transaction.

         Certain of the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If any of the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting discounts and commissions under the Securities Act.

         The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by them will be in compliance with Regulation M ("Regulation M") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In general, Rule 102 under Regulation M prohibits any person connected with a distribution of the Company's Common Stock (the "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he has a beneficial interest, any Common Stock or any right to purchase Common Stock, or attempting to induce any person to purchase Common Stock or rights to purchase Common Stock, for a period of one business day prior to and subsequent to completion of his participation in the Distribution (the "Distribution Period").

         During the Distribution Period, Rule 104 ("Rule 104") under Regulation M prohibits the Selling Stockholders and any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing the Common Stock except for the purpose of preventing or retarding a decline in the open market price of the Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering and reselling the Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to the Common Stock.

                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby has been passed on for the Company by Ross & Hardies, New York, New York.

                                     EXPERTS

         The financial statements of Alfacell Corporation (a development stage company) as of July 31, 1996 and 1995 and for each of the years in the three-year period ended July 31, 1996, and for the period from August 24, 1981 (date of inception) to July 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 1996 is based on the report of Armus Harrison & Co. ("AHC") as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.


===============================================================================
The accounting firm of Armus, Harrison dissolved and ceased all operations in June, 1996. As a result of such dissolution, investors seeking to sue and recover damages from Armus, Harrison for material misstatements or omissions, if any, in the registration statement or prospectus, including the financial statements, may be unable to do so. Armus, Harrison has not consented to the use of its audit report and as a result, investors seeking to recover damages pursuant to Section 11 of the Securities Act against Armus, Harrison for false and misleading statements, if any, may be limited, and the lack of such consent may preclude directors or officers of the Company from asserting a due diligence defence in connection with a Section 11 action.
===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.            Other Expenses of Issuance and Distribution

         The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the offering of the securities described in this registration statement, other than underwriting discounts and commissions.


SEC registration fee.........................................     $  7,212
Legal fees and expenses......................................     $ 25,000
Accounting fees and expenses...................................   $  5,000
Miscellaneous.................................................    $  2,000
Printing expenses..............................................   $  5,000


                         Total................................    $ 44,212
                                                                   -------


Item 15. Indemnification of Directors and Officers

         Under Section 145 of the General Corporation Law of Delaware (the "GCL") a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate of Incorporation of the Company is consistent with Section 145 of the

GCL and its Bylaws provide that each director, officer, employee and agent of the Company shall be indemnified to the extent permitted by the GCL.

         In this connection, the Company has entered into indemnification agreements (the "Indemnity Agreements") with each of its directors. The Indemnity Agreements are consistent with the Company's By-laws and the Company's policy to indemnify directors to the fullest extent permitted by law. The Indemnity Agreements provide for indemnification of directors for liabilities arising out of claims against such persons acting as directors of the Company (or any entity controlling, controlled by or under common control with the Company) due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by such directors, except as prohibited by law. The Indemnity Agreements also provide for the advancement of costs and expenses, including attorneys' fees, reasonably incurred by directors in defending or investigating any action, suit, proceeding or claim, subject to an undertaking by such directors to repay such amounts if it is ultimately determined that such directors are not entitled to indemnification. The Indemnity Agreements cover future acts and omissions of directors for which actions may be brought.

         The  Indemnity  Agreements  also  provide  that  directors,   officers,
employees and agents are entitled to indemnification against all expenses (including attorneys' fees) reasonably incurred in seeking to collect an indemnity claim or to obtain advancement of expenses from the Company. The rights of directors under the Indemnity Agreements are not exclusive of any other rights directors may have under Delaware law, any liability insurance policies that may be obtained, the Company's By-Laws or otherwise. The Company would not be required to indemnify a director for any claim based upon the director gaining in fact a personal profit or advantage to which such director was not legally entitled, any claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 or a similar state or common law provision or any claim brought about or contributed to by the dishonesty of the director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

         The  following  are  filed  either  as  exhibits  to this  Registration
Statement or incorporated by reference to the exhibits to prior Registration Statements and reports of the Registrant as indicated:

                  (a)  Exhibits   (numbered  in  accordance  with  Item  601  of
Regulation S-K).


                                                                                                Exhibit No. or
    Exhibit                                                                                    Incorporation
      No.          Item Title                                                                  by Reference
     -----         ----------                                                                  ------------

           5.1     Opinion of Ross & Hardies                                                        **
          21.0     Subsidiaries of Registrant                                                        *
          23.1     Consent of Ross & Hardies (included in Exhibit 5.1)
          23.2     Consent of KPMG Peat Marwick LLP                                                  #
          24.0     Powers of Attorney                                                                +



- ---------------------------

* Previously filed as exhibits to the Company's Annual Report on Form 10-K for the year ended July 31, 1993 and incorporated herein by reference thereto.

+    Powers of Attorney are contained in signatures.

#    Filed herewith.

**   Previously filed.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

           Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomfield, State of New Jersey, on September 9, 1997.

                                                            ALFACELL CORPORATION



                                                           By: /s/KUSLIMA SHOGEN
                                                           ---------------------
                                                                 Kuslima Shogen,
                                                              Chairman and Chief
                                                               Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Capacity                              Date


/s/KUSLIMA SHOGEN                Chairman, Chief            September 9, 1997
Kuslima Shogen                   Executive Officer and
                                 Director (Principal
                                 Executive Officer)


/s/GAIL E. FRASER                Vice President -           September 9, 1997
- ------------------------------
Gail E. Fraser                   Finance and
                                 Chief Financial
                                 Officer and Director
                                 (Principal Financial
                                 Officer and Principal
                                 Accounting Officer)



*                                Executive Vice             September __, 1997
- ------------------------------
Stanislaw M. Mikulski, M.D.      President, Medical
                                 Director and Director


*                                Director                   September __, 1997
- ------------------------------
Alan Bell


*                                Director                   September __, 1997
- ------------------------------
Stephen K. Carter, M.D.


*                                Director                   September __, 1997
- ------------------------------
Donald R. Conklin


*                                Director                   September __, 1997
- ------------------------------
Robert R. Henry



*                                Director                   September __, 1997
- ------------------------------
Allen Siegel, D.D.S.



*
/s/ GAIL FRASER
Gail Fraser, as attorney-in fact

                              ALFACELL CORPORATION

                                  EXHIBIT INDEX


                                                            Location of Exhibit
                                                             in Sequential
                                                             Numbering System

 Exhibit No.            Description




     23.2               Consent of KPMG Peat Marwick LLP          E-1